Exhibit 99.1

OWENS CORNING WORLD HEADQUARTERS ONE OWENS CORNING PARKWAY TOLEDO, OHIO, USA 43659 419.248.8000	News
For Immediate Release

Media Inquiries:	Investor Inquiries:
Jason Saragian	Michael McMurray
419.248.8987	419.248.5934

Owens Corning Reports First-Quarter 2011 Results

First Quarter in Line with Company’s Expectations;

On Target to Deliver $475 Million in Adjusted EBIT in 2011

•	Grew EBIT in Composites by 55% Versus the First Quarter of 2010

•	Benefitted from a Recovery in Roofing Volumes that Supports Full-Year Outlook

•	Challenged by First-Quarter Insulation Market Conditions; Taking Actions to Support Profitable Second Half in Insulation

•	Project Adjusted EPS Growth of More Than 30% in 2011

TOLEDO, Ohio – April 27, 2011 – Owens Corning (NYSE: OC) today reported consolidated net sales decreased 2 percent to $1.24 billion in the first quarter of 2011, compared with $1.27 billion in the first quarter of 2010.

First-quarter 2011 net earnings were $24 million, or $0.19 per diluted share, compared with net earnings of $48 million, or $0.38 per diluted share, in the first quarter of 2010. First-quarter adjusted earnings, when adjusted to the company’s expected full-year effective tax rate of 28 percent, were $25 million, or $0.20 per diluted share, compared with $53 million, or $0.42 per diluted share, in the first quarter of 2010. (See Tables 1, 2 and 3 for a discussion and reconciliation of these items.)

“Owens Corning delivered profit in line with our expectations for the first quarter driven by continued strong performance in the Composites and Roofing businesses,” said Chairman and Chief Executive Officer Mike Thaman. “We remain confident in our guidance of $475 million in adjusted EBIT for 2011.

“During the quarter we made operating investments to expand our Composites capacity and convert Insulation facilities to produce our new EcoTouch™ insulation,” Thaman added. “We expect that these investments – combined with improving economic conditions and our recent pricing actions – will improve profitability throughout the balance of the year.”

Consolidated First-Quarter 2011 Results

•	Owens Corning’s primary safety metric improved by approximately 30 percent over the company’s full-year 2010 performance.

•

First-quarter earnings before interest and taxes (EBIT) was $61 million in 2011 compared with $83 million in the first quarter of 2010. In 2010, the company had certain items that management believes were not the result of current operations. After adjusting for these items, Owens Corning’s first-quarter 2010 adjusted EBIT was $97 million. (See Table 2 for a reconciliation of these items.)

•	Gross margin as a percentage of net sales was 16 percent in the first quarter of 2011 compared with 19 percent in 2010.

Reinforcements Plant Divestiture

During the first quarter, Owens Corning reached a definitive agreement to sell its glass fiber reinforcements plant in Capivari, Brazil. The transaction, which is expected to close during the second quarter of 2011, is subject to regulatory approval and other customary conditions.

Outlook

Owens Corning today reaffirmed that 2011 adjusted EBIT is expected to grow to $475 million. This translates to adjusted earnings per share (EPS) growth of more than 30 percent. The company expects to benefit from revenue and margin growth while continuing to maintain discipline in managing headcount and operating costs.

In the Composites segment, the company believes that sales volume will continue to trend upward as global industrial demand increases throughout 2011. The company’s new Reinforcements facility in China and other investments in facilities that took place in the quarter are expected to begin contributing to profitability in the second quarter of 2011. In addition, the company expects to complete the expansion of its Russian facility by the end of 2011.

In the Building Materials segment, continued weakness in the U.S. housing industry is expected to impact construction-related demand throughout 2011. The company expects U.S. new residential construction to improve modestly in the second half of 2011.

While the roofing market continues to operate well below its potential, the company believes full-year EBIT margins of 20 percent are achievable for this business in 2011.

The Insulation business is expected to benefit from improving market conditions and volume as the year progresses. The company expects the EcoTouch™ plant conversions to be substantially complete in the second quarter and to return this business to profitability in the second half of the year.

Cash taxes are expected to be less than $30 million in 2011. The company estimates a long-term effective tax rate of 25 percent to 28 percent based on the blend of effective tax rates for its U.S. and non-U.S. operations. The effective book tax rate for 2011 is expected to be 28 percent.

General corporate expense in 2011 is estimated to be between $80 million and $90 million. General corporate expense includes corporate staff and other activities that support the operations.

Depreciation and amortization expense will be approximately $340 million in 2011.

Copyright © 2011 Owens Corning

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Capital expenditures in 2011 are expected to total approximately $400 million.

Other Financial Items

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At the end of the first quarter of 2011, excluding the impact of interest rate swaps, Owens Corning had total debt, less cash-on-hand of $1.86 billion, compared with $1.57 billion at the end of 2010. Total debt less cash-on-hand was higher compared to year end due to seasonal working capital needs and contributions to the company’s pension plans.

•

The company continues to focus on generating cash and maintains a strong balance sheet with ample liquidity. Owens Corning has no significant long-term debt maturities until the second quarter of 2014.

•	Owens Corning’s federal tax net operating loss carry-forward was $2.4 billion at the end of the first quarter of 2011.

•

The company closed on a $250 million accounts receivable securitization facility at the end of the first quarter which brings additional liquidity, diversifies funding sources and reduces borrowing costs.

Business Segment Highlights

Composites

NET SALES

Net sales increased during the first quarter of 2011 compared to the same period in 2010. More than half of the increase in net sales was the result of higher selling prices during the quarter. The upward trend in selling prices that began in the fourth quarter of 2009 continued during the first quarter of 2011. As a result, selling prices of key product groups within the Reinforcements business have returned to levels seen prior to the 2008 global economic downturn. Favorable currency translation and favorable product mix each accounted for about one-third of the increase in 2011 sales versus 2010. These impacts were partially offset by lower sales volumes, primarily in Asia Pacific, in first quarter of 2011 as compared to the same period in 2010.

EBIT

EBIT for the first quarter of 2011 increased 55 percent compared with the same period in 2010. Higher selling prices and production leverage each had about the same positive impact on EBIT. These items were partially offset by material and energy inflation costs as well as increases in selling, general and administrative expenses.

Copyright © 2011 Owens Corning

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Building Materials

NET SALES

Net sales in the Building Materials segment were lower in the first quarter of 2011 compared with the same period in 2010. Most of this decrease was related to lower sales volumes within the Roofing business. Sales were also negatively impacted by the fourth quarter 2010 divestiture of the North American Masonry Products business and lower sales in the Insulation business.

In the Roofing business, lower shingle volumes accounted for approximately three-fourths of the decrease in net sales during the quarter. First-quarter 2011 shingle volumes were lower than the first quarter of 2010 because of heavier customer restocking activity in first quarter of 2010. The remaining decrease in net sales between the first quarter of 2011 and the first quarter of 2010 was due to lower selling prices, which more than offset favorable product mix.

In the Insulation business, net sales in the first quarter of 2011 were lower than the same period in 2010 due to lower sales volumes that were partially offset by higher selling prices. Lower sales volumes continue to persist given the current state of the U.S. housing market. Pricing actions taken in the United States in the second half of 2010 resulted in higher selling prices in the first quarter 2011 as compared to the first quarter of 2010.

EBIT

EBIT for the Building Materials segment decreased in the first quarter of 2011 compared with the same period in 2010 primarily because of lower EBIT in the Roofing business.

In the Roofing business, approximately three-fourths of the decrease in EBIT for the first quarter of 2011 compared to first quarter of 2010 was due to lower unit margins. Lower selling prices and raw material inflation including asphalt, negatively impacted first-quarter 2011 unit margins compared to the first quarter of 2010. The remaining decrease in EBIT was due to lower shingle sales volumes as described above.

In the Insulation business, EBIT was down for the first quarter of 2011 compared with the same period in 2010. Increases in United States selling prices were more than offset by the impact of lower sales volumes and costs associated with the launch of EcoTouch™ during the first quarter.

Copyright © 2011 Owens Corning

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Next Earnings Announcement

Second-quarter 2011 results will be announced on Wednesday, August 3, 2011.

Conference Call and Presentation

Wednesday, April 27, 2011

11 a.m. Eastern

All Callers

Live dial-in telephone number: U.S. 1-866-730-5770 or International 1-857-350-1594

Passcode: 70753258

(Please dial in 10 minutes before conference call start time.)

Live webcast: http://www.owenscorning.com/investors

Telephone replay available through May 4, 2011: U.S. 1-888-286-8010 or International 1-617-801-6888

Passcode: 15410786

Replay of webcast also available at: http://www.owenscorning.com/investors

Presentation

To view the slide presentation during the conference call, please log on to the live webcast at www.owenscorning.com/investors

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune® 500 Company for 56 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $5.0 billion in 2010 and about 15,000 employees in 28 countries on five continents. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in these statements. Such factors include, without limitation: economic and political conditions, including new legislation or other governmental actions; levels of residential and commercial construction activity; competitive factors; pricing factors; weather conditions; our level of indebtedness; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; availability and cost of energy and materials; availability and cost of credit; interest rate movements; issues related to expansion of our production capacity; issues related to acquisitions, divestitures and joint ventures; our ability to use our net operating loss carry-forwards; achievement of expected synergies, cost reductions and/or productivity improvements; issues involving implementation of new business systems; foreign exchange fluctuations; research and development activities; difficulties in managing production capacity; labor disputes; and, factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of the date April 27, 2011 and is subject to change. The company does not undertake any duty to update or revise forward-looking statements. Any distribution of this news release after that date is not intended and will not be construed as updating or confirming such information.

Copyright © 2011 Owens Corning

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Table 1

Owens Corning and Subsidiaries

Consolidated Statements of Earnings

(unaudited)

(in millions, except per share amounts)

	Three Months Ended March 31,
	2011	2010
NET SALES	$1,238	$1,265
COST OF SALES	1,036	1,029

Gross margin	202	236
OPERATING EXPENSES
Marketing and administrative expenses	135	124
Science and technology expenses	19	18
Charges related to cost reduction actions	—	6
Other (income) expenses	(13)	5

Total operating expenses	141	153

EARNINGS BEFORE INTEREST AND TAXES	61	83
Interest expense, net	25	26

EARNINGS BEFORE TAXES	36	57
Less: Income tax expense	11	9
Equity in net earnings of affiliates	—	1

NET EARNINGS	25	49
Less: Net earnings attributable to noncontrolling interests	1	1

NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$24	$48

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$0.19	$0.38
Diluted	$0.19	$0.38

WEIGHTED-AVERAGE COMMON SHARES
Basic	123.8	126.5
Diluted	125.3	127.5

Owens Corning follows the authoritative guidance referring to “Noncontrolling Interest in Consolidated Financial Statements,” effective January 1, 2009, which, among other things, changed the presentation format and certain captions of the Consolidated Statements of Earnings and Consolidated Balance Sheets. Owens Corning uses the captions recommended by this standard in its Consolidated Financial Statements such as net earnings attributable to Owens Corning and diluted earnings per common share attributable to Owens Corning common stockholders. However, in the preceding release Owens Corning has shortened this language to net earnings and earnings per share (or a slight variation thereof), respectively.

Table 2

Owens Corning and Subsidiaries

EBIT Reconciliation Schedules

(unaudited)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. The adjusted financial measure resulting from these adjustments is used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Although management believes that these adjustments result in a measure that provides it a useful representation of its operational performance, the adjusted measure should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

Adjusting items are shown in the table below (in millions):

	Three Months Ended March 31,
	2011	2010
Charges related to cost reduction actions and related items	$—	$(13)
Acquisition integration and transaction costs	—	(1)

Total adjusting items	$—	$(14)

The reconciliation from net earnings attributable to Owens Corning to Adjusted EBIT is shown in the table below (in millions):

	Three Months Ended
	March 31,
	2011	2010
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$24	$48
Less: Net earnings attributable to noncontrolling interests	1	1

NET EARNINGS	25	49
Equity in net earnings of affiliates	—	1
Income tax expense	11	9

EARNINGS BEFORE TAXES	36	57
Interest expense, net	25	26

EARNINGS BEFORE INTEREST AND TAXES	61	83
Less: adjusting items from above	—	(14)

ADJUSTED EBIT	$61	$97

Table 3

Owens Corning and Subsidiaries

EPS Reconciliation Schedules

(unaudited)

(in millions, except per share data)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. The adjusted financial measures resulting from these adjustments are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance and related employee compensation measures. Although management believes that these adjustments result in measures that provide it a useful representation of its operational performance, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

A reconciliation from net earnings attributable to Owens Corning to Adjusted Earnings and a reconciliation from diluted earnings per share to adjusted diluted earnings per share are shown in the tables below:

	Three Months Ended March 31,
	2011	2010
RECONCILIATION TO ADJUSTED EARNINGS
Net earnings attributable to Owens Corning	$24	$48
Adjustment to remove adjusting items net of pro forma effective tax rate*	—	11
Adjustment to tax expense to reflect pro forma tax rate*	1	(6)

ADJUSTED EARNINGS	$25	$53

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.19	$0.38
Adjustment to remove adjusting items net of pro forma tax rate*	—	0.09
Adjustment to tax expense to reflect a pro forma tax rate*	0.01	(0.05)

ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.20	$0.42

RECONCILIATON TO DILUTED SHARES OUTSTANDING
Weighted-average shares outstanding used for basic earnings per share	123.8	126.5
Non-vested restricted shares	1.0	0.7
Options to purchase common stock	0.5	0.3

Diluted shares outstanding	125.3	127.5

*	Pro forma tax rates used were 28% in 2011 as this is the expected full-year effective tax rate, and, 25% in 2010 as this was the expected long-term effective tax rate of the Company in 2010 based upon the projected blend of its U.S. and non-U.S. operations.

Table 4

Owens Corning and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(in millions)

	March 31, 2011	Dec. 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$61	$52
Receivables, less allowances of $19 at March 31, 2011 and Dec. 31, 2010	750	546
Inventories	665	620
Assets held for sale - current	18	16
Other current assets	195	174

Total current assets	1,689	1,408
Property, plant and equipment, net	2,807	2,754
Goodwill	1,088	1,088
Intangible assets	1,091	1,090
Deferred income taxes	524	529
Assets held for sale - non-current	26	26
Other non-current assets	259	263

TOTAL ASSETS	$7,484	$7,158

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$981	$942
Short-term debt	5	1
Long-term debt - current portion	5	5
Liabilities held for sale - current	7	7

Total current liabilities	998	955
Long-term debt, net of current portion	1,919	1,629
Pension plan liability	308	378
Other employee benefits liability	297	298
Deferred income taxes	72	75
Other liabilities	133	137
Commitments and contingencies
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	3,887	3,876
Accumulated earnings	218	194
Accumulated other comprehensive deficit	(153)	(194)
Cost of common stock in treasury (c)	(234)	(229)

Total Owens Corning stockholders’ equity	3,719	3,648
Noncontrolling interests	38	38

Total equity	3,757	3,686

TOTAL LIABILITIES AND EQUITY	$7,484	$7,158

(a)	10 shares authorized; none issued or outstanding at March 31, 2011 and Dec. 31, 2010
(b)	400 shares authorized; 134.3 issued and 124.8 outstanding at March 31, 2011; 133.2 issued and 124.1 outstanding at Dec. 31, 2010
(c)	9.5 shares at March 31, 2011 and 9.1 shares at Dec. 31, 2010

Table 5

Owens Corning and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Three Months Ended March 31,
	2011	2010
NET CASH FLOW USED FOR OPERATING ACTIVITIES
Net earnings	$25	$49
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	80	80
Gain on sale of businesses and fixed assets	(6)	(2)
Deferred income taxes	(4)	5
Provision for pension and other employee benefits liabilities	8	7
Stock-based compensation expense	5	7
Other non-cash	(7)	(2)
Change in working capital	(239)	(158)
Pension fund contribution	(78)	(8)
Payments for other employee benefits liabilities	(7)	(6)
Other	10	1

Net cash flow used for operating activities	(213)	(27)

NET CASH FLOW USED FOR INVESTING ACTIVITIES
Additions to plant and equipment	(91)	(63)
Proceeds from the sale of assets or affiliates	12	5

Net cash flow used for investing activities	(79)	(58)

NET CASH FLOW PROVIDED BY (USED FOR) FINANCING ACTIVITIES
Proceeds from senior revolving credit facility	432	—
Payments on senior revolving credit facility	(133)	—
Payments on long-term debt	(1)	(3)
Net increase (decrease) in short-term debt	4	(9)
Purchases of treasury stock	(10)	(2)
Other	8	—

Net cash flow provided by (used for) financing activities	300	(14)

Effect of exchange rate changes on cash	1	(2)

Net increase (decrease) in cash and cash equivalents	9	(101)
Cash and cash equivalents at beginning of period	52	564

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$61	$463

Table 6

Owens Corning and Subsidiaries

Segment and Business Information

(unaudited)

Composites

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Composites segment (in millions):

	Three Months Ended March 31,
	2011	2010
Net sales	$492	$463
% change from prior year	6%	34%

EBIT	$48	$31
EBIT as a % of net sales	10%	7%

Depreciation and amortization expense	$34	$27

Building Materials

The table below provides a summary of net sales, EBIT and depreciation and amortization expense (in millions) for the Building Materials segment and our businesses within this segment. Prior period amounts have been recast to reflect the inclusion of the Construction Services and Building Materials Europe businesses within Insulation. Other consists of Masonry Products.

	Three Months Ended March 31,
	2011	2010
Net sales
Insulation	$290	$302
Roofing	496	530
Other	—	15

Total Building Materials	$786	$847
% change from prior year	-7%	11%

EBIT
Insulation	$(47)	$(36)
Roofing	77	128
Other	—	(5)

Total Building Materials	$30	$87
EBIT as a % of net sales	4%	10%

Depreciation and amortization expense
Insulation	$29	$30
Roofing	10	10

Total Building Materials	$39	$40